CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-3 of our report dated 21 March 2024 (28 March 2025, as to Note 2) relating to the financial statements of WPP plc, appearing in the Annual Report on Form 20-F of WPP plc for the year ended December 31, 2025. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ Deloitte LLP

London, United Kingdom

19 March 2026